Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-78707 and 333-83029) pertaining to the 1998 Stock Option Plan, and the Registration Statement (Form S-8 No. 333-31422) pertaining to the 1999 Stock Incentive Plan of U.S. Laboratories Inc. and Subsidiaries of our report dated June 20, 2002, with respect to the financial statements of Terra-Mar, Inc. as of December 31, 2001 and for the year then ended, included in the Form 8-K/A (Amendment No. 1) to be filed with the Securities and Exchange Commission on July 15, 2002.

/s/ Ernst & Young LLP

San Diego, California
July 12, 2002